AMENDED AND RESTATED

SCHEDULE A

DATED July 16, 2021

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated December 31, 2019 between

THE ADVISORS’ INNER CIRCLE FUND III

and

CHIRON INVESTMENT MANAGEMENT, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
FS Chiron SMid Opportunities Fund	Class I Shares	1.20%	February 28, 2023
	Class A Shares	1.20%	February 28, 2023
	Class C Shares	1.20%	February 28, 2023

Acknowledged and Accepted by:

THE ADVISORS’ INNER CIRCLE FUND III

/s/ James Bernstein
Name: James Bernstein
Title: Vice President and Secretary

CHIRON INVESTMENT MANAGEMENT, LLC

/s/ Enrico Gaglioti
Name: Enrico Gaglioti
Title: President